Exhibit 12.2

Alpha Natural Resources, Inc. and Subsidiaries
Computation of Other Ratios
As of December 31, 2012
(Amounts in thousands except ratios)

Adjusted EBITDA to cash interest ratio: The Adjusted EBITDA to cash interest ratio is defined as Adjusted EBITDA divided by net cash interest expense (defined as interest expense plus/minus interest income and non-cash interest expense). (1)

Adjusted EBITDA (1)	$1,080,122

Pro Forma net cash interest expense (1)	$181,331

Adjusted EBITDA to cash interest ratio	6.0

(1) Adjusted EBITDA and pro forma net cash interest expense are defined and calculated in “Management's Discussion and Analysis of Financial Condition and Results of Operations-Analysis of Material Debt Covenants” in our 2012 Annual Report on Form 10-K.

Total Senior Secured Debt less Unrestricted Cash to Adjusted EBITDA Ratio: The total senior secured debt to Adjusted EBITDA ratio is defined as consolidated senior secured debt less unrestricted cash divided by Adjusted EBITDA. The deduction for unrestricted cash is limited to $500 million.

Total senior secured debt less unrestricted cash	$40,000

Adjusted EBITDA (1)	$1,080,122

Total senior secured debt less unrestricted cash to Adjusted EBITDA ratio	0.04

(1) Adjusted EBITDA is defined and calculated in “Management's Discussion and Analysis of Financial Condition and Results of Operations-Analysis of Material Debt Covenants” in our 2012 Annual Report on Form 10-K.

Coal sales realization per ton: Coal sales realization per ton is defined as coal revenues divided by tons sold.

	Years Ended December 31,
	2012		2011
	(in thousands, except per ton data)
Revenues:
Coal revenues:
Eastern steam		$2,755,474	$2,488,729
Western steam	604,880	604,880	596,724
Metallurgical	2,655,342	2,655,342	3,103,981
Total		$6,015,696	$6,189,434

Tons sold :
Eastern steam	41,797		37,192
Western steam	46,732		49,949
Metallurgical	20,267		19,177
Total	108,796		106,318

Coal sales realization per ton:
Eastern steam		$65.92	$66.92
Western steam		$12.94	$11.95
Metallurgical		$131.02	$161.85
Average		$55.29	$58.22